Exhibit 12.1    Statement re Computation of Ratios


  QWEST COMMUNICATIONS INTERNATIONAL INC.
  CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
  (Amounts in thousands, except for ratios)
  (unaudited)


                                    Three Months Ended March 31,                          Year Ended December 31,
                                    -----------------------------       ------------------------------------------------------------
                                       1998         1997                   1997         1996         1995          1994        1993
                                    ------------  ---------------       ------------------------------------------------------------
  Income (loss) before income taxes $  (9,827)      (7,234)             $23,580      $ (10,201)   $ (38,467)    $ (10,685)  $111,711
  Add:
     Interest on debt, net of
      capitalized interest             14,376          984               18,895          6,827        4,248           219      3,319
     Other                              -               47                   -             234           57            -          -
     Interest expense portion of
      rental expense                      754          429                2,084          1,666        1,548         1,049      1,168
                                    ------------  --------            ---------      ---------    ---------     ---------   --------

Earnings available for fixed
   charges                          $   5,303   $   (5,774)             $44,559      $  (1,474)   $ (32,614)    $  (9,417)  $116,198
                                     ===========  ==========          ==========     ==========   ==========    ==========  ========
  Fixed Charges:
     Interest on debt               $  22,532        2,743              $36,640      $   9,426    $   6,161     $     502   $  3,319
     Interest expense portion of
      rental expense                    754            429                2,084          1,666        1,548         1,049      1,168
     Preferred stock dividend            -              -                    -               -            -             -     15,981
                                                                     -----------     ----------   ----------    ----------  --------
                                     -----------  -----------
  Total fixed charges               $   23,286   $   3,172              $38,724       $  11,092   $   7,709     $   1,551    $20,468
                                     ===========  ===========        ===========     ==========   ===========   ===========  =======
  Ratio of earnings to fixed charges        -           -                  1.15              -           -              -       5.68
  Deficiency of earnings to fixed
     charges                        $  (17,983)  $  (8,946)                  -        $(12,566)   $ (40,323)    $ (10,968)   $    -




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